Exhibit 10.3

Caterpillar Inc.
2014 Long-Term Incentive Plan
Nonqualified Stock Option Award Notice

March 5, 2018

The Board of Directors of Caterpillar Inc. (the “Company”) has granted you, %%FIRST_NAME%-% %%MIDDLE_NAME%-% %%LAST_NAME%-%, %%TOTAL_SHARES_GRANTED%-% nonqualified stock options (“NQSOs”) on March 5, 2018 (the “Grant Date”) pursuant to, and subject to the restrictions, terms and conditions set forth in, the Caterpillar Inc. 2014 Long-Term Incentive Plan (the “Plan”) at a price of %%OPTION_PRICE,’$ ’%-% per share, which is the closing transaction price of a share of Company Common Stock as reported on the New York Stock Exchange on the Grant Date. This Award Notice and the Plan specify the material terms and provisions applicable to such nonqualified stock option award (the “Option Award”). Capitalized terms not defined herein shall have the meanings specified in the Plan.
Vesting
The Option Award is subject to a three-year vesting schedule. Except to the extent the NQSOs are forfeited upon your termination of employment, as provided below, one-third of the NQSOs will become vested on the first anniversary of the Grant Date, one-third of the NQSOs will become vested on the second anniversary of the Grant Date, and the final one-third of the NQSOs will become vested on the third anniversary of the Grant Date (each such date, a “Vesting Date”).
If you terminate employment prior to the date the NQSOs have become fully vested for any reason other than Long-Service Separation, Disability, death or in connection with a Change in Control (as described more fully below), the unvested NQSOs will be forfeited. For example, if you quit (but do not meet the requirements for Long-Service Separation at the time you quit) after the first anniversary of the Grant Date but prior to the second anniversary of the Grant Date, you will forfeit two-thirds of the NQSOs. Your Option Award is also subject to certain additional forfeiture conditions set forth in Sections 5.16 and 5.17 of the Plan and in the Post-Employment Restrictions section of this Award Notice.
Exercise of Award
The Option Award may only be exercised through the Plan’s designated administrator, currently E*TRADE, or through such other means as the Company may designate. You may exercise the Option Award by providing notice of exercise, in a manner specified by the Company, setting forth the number of shares to be exercised, accompanied by full payment for the shares. The exercise price shall be payable at your election by: (1) tendering cash, (2) tendering previously acquired shares of Company Common Stock, (3) except as may be prohibited by applicable law, a broker-dealer, acceptable to the Company and to whom you submitted an irrevocable notice of exercise, tendering cash, or (4) any combination of (1), (2) and (3).
The Option Award will expire unless exercised by %%EXPIRE_DATE_PERIOD1,’Month DD, YYYY’%-% (the “Expiration Date”), the tenth anniversary of the Grant Date. If the Expiration Date occurs during any period in which you are prohibited from trading Company Common Stock pursuant to the Company’s insider trading policy or during a period when the exercise of the Option Award would violate applicable securities law (a “Blackout Period”), then the Option Award will not expire on the Expiration Date. Instead, the Option Award will not expire until the date that is 30 days after the expiration of the Blackout Period.

Voting Rights
During the period between the Grant Date and the date you exercise your vested NQSOs and the shares subject to such NQSOs are issued or delivered to you (the “Restriction Period”), you are not entitled to any voting rights with respect to such NQSOs. From and after the date shares are actually issued or delivered, you then will have full voting rights with respect to those shares.
Dividends and Other Distributions
During the Restriction Period, you will not receive or be credited with dividends or any other distributions (e.g., dividend equivalents) with respect to the NQSOs. From and after the date shares are actually issued or delivered, you then will have dividend rights with respect to those shares.
Termination of Employment
Your termination of employment with the Company prior to the date the NQSOs become fully vested will impact the unvested NQSOs as follows:

•	Long-Service Separation
If your employment with the Company terminates at least six months after the Grant Date by reason of Long-Service Separation (as defined below), your unvested NQSOs will continue to become vested and exercisable as of each Vesting Date as though your employment with the Company had continued through the last scheduled Vesting Date. In such event, your Option Award will remain exercisable until the Expiration Date. For purposes of this Option Award, “Long-Service Separation” means termination of employment after attainment of age 55 with 5 or more years of continuous service with the Company, as determined by the Company in its sole discretion.

•	Disability
If your employment with the Company terminates by reason of Disability (as defined below), your unvested NQSOs will become fully vested. In such event, your Option Award will remain exercisable until the Expiration Date. For purposes of this Option Award, “Disability” means, unless otherwise provided for in an employment, change in control or similar agreement in effect between you and the Company or a Subsidiary, qualifying for long-term disability benefits under any long-term disability program sponsored by the Company or a Subsidiary in which you participate or, if you do not participate in any such program, your inability to engage in any substantial gainful business activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Company’s Director of Compensation + Benefits, based upon medical evidence.

•	Death
If your employment with the Company terminates by reason of death, your unvested NQSOs will become fully vested and your beneficiary or your estate (as applicable) will have until the Expiration Date to exercise the Option Award.

If you die after your termination of employment when the Option Award is otherwise exercisable, the Option Award will remain exercisable by your beneficiary or your estate (as applicable) until: (a) the Expiration Date if your termination of employment was due to Long-Service Separation, Disability or in connection with a Change in Control; or (b) the earlier of: (1) the Expiration Date or (2) 38 months following your termination of employment if your termination of employment was for any reason other than Long-Service Separation, Disability or in connection with a Change in Control.

•	Change in Control
In the event of a Change in Control prior to the date the NQSOs become fully vested pursuant to which your Option Award is effectively continued, assumed or replaced by the surviving or acquiring corporation in such Change in Control (with appropriate adjustments to the number and kind of shares, in each case, that preserve the material terms and conditions of the outstanding Option Award as in effect immediately prior to the Change in Control) and your employment is terminated either by the Company without Cause or by you for Good Reason, as defined in the Plan, within the 24–month period commencing on the date of the Change in Control, your unvested NQSOs will immediately become fully vested. In such event, your Option Award will remain exercisable until the Expiration Date.

•	Cause
If your employment with the Company is terminated for Cause (as defined in the Plan), all of your unexercised NQSOs associated with the Option Award (whether vested or non-vested) shall expire immediately and all rights thereunder cease upon such termination.

•	Other
If your employment with the Company terminates prior to the date the NQSOs become fully vested for any reason other than Long-Service Separation, Disability, death, Cause or in connection with a Change in Control, all unvested NQSOs associated with this Option Award shall be immediately forfeited to the Company. In such event, with respect to vested NQSOs, you will have until the earlier of (1) the Expiration Date or (2) the date which is 60 days following the date of your termination of employment to exercise the Option Award.

For purposes of this Option Award, references to employment with the Company shall also mean employment with a Subsidiary. The extent to which you shall be considered employed during any periods during which you are on a leave of absence shall be determined in accordance with Company policy.

Transferability of Award
Subject to certain exceptions set forth in the Plan, the Option Award is only exercisable by you (or your beneficiary, estate or representative, as applicable) and may not be assigned, transferred, pledged or hypothecated in any way. The Option Award is not subject to execution, attachment or similar process. Any attempt at such, contrary to the provisions of the Plan, will be null and void and without effect. Note that once your Option Award is exercised and shares of Common Stock are actually issued or delivered, you will have the ability to transfer those shares.

Designation of Beneficiary
If you have not done so already, you are encouraged to designate a beneficiary (or beneficiaries) to whom your vested NQSOs under the Plan will be transferred upon your death. If you do not designate a beneficiary, your vested NQSOs will be transferred to your estate.

Administration of the Plan
The Option Award shall at all times be subject to the terms and provisions of the Plan and the Plan shall be administered in accordance with the terms of, and as provided in, the Plan. In the event of conflict between the terms and provisions of this Award Notice and the terms and provisions of the Plan, the provisions of the Plan shall control.

Code Section 409A
It is intended that this Award Notice and the administration of the Option Award will be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated and other official guidance issued thereunder (“Code Section 409A”). The Plan and this Award Notice shall be interpreted and construed on a basis consistent with such intent. Notwithstanding anything contained herein to the contrary, the Committee reserves the right (including the right to delegate such right) to unilaterally amend this Award Notice (and thus the terms of the Option Award) without your consent solely in order to maintain an exclusion from the application of, or to maintain compliance with, Code Section 409A. Your acceptance of this Option Award constitutes acknowledgement and consent to such rights of the Committee.

Tax Impact
Please refer to the Plan prospectus and support materials for a general description of the tax consequences of an Option Award. You may also wish to consult with your personal tax advisor regarding how the Option Award impacts your individual tax situation. Nothing contained in this Award Notice or in the Plan prospectus shall be construed as a guarantee of any particular tax effect for any benefits or amounts deferred or paid pursuant to this Award Notice.

Withholding
The exercise of an NQSO is a taxable event in many taxing jurisdictions. In some countries, including the United States, the Company is required to withhold taxes upon the taxable event. To satisfy this withholding obligation, the Company will withhold that number of shares that would satisfy the withholding obligation from the shares otherwise to be issued or delivered to you, unless another method of withholding is approved by the Committee. The following conditions apply to such withholding: (a) the value of the shares of Common Stock withheld must equal the minimum withholding obligation; and (b) the value of the shares of Common Stock withheld shall be the Fair Market Value determined as of the exercise date. For this purpose and for all other purposes of this Option Award except the Option price as described above, Fair Market Value shall mean the mean between the high and low prices at which a share of Common Stock of the Company is traded on the New York Stock Exchange.
Compliance with Securities Laws
The Company will take steps required to achieve compliance with all applicable United States federal and state securities laws (and other laws, including registration requirements) and with the rules and practices of the stock exchanges upon which the stock of the Company is listed and the Option Award is subject to the requirements of such laws and rules. The Option Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Option Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the issuance or delivery of shares hereunder, the shares of Common Stock subject to the Option Award shall not be issued or delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

Adjustment of Shares
Provisions are made within the Plan covering the effect of stock dividends, stock splits, changes in par value, changes in kind of stock, sale, merger, recapitalization, reorganization, etc.

Awards Subject to Forfeiture, Clawback and Setoff
The Option Award (and its exercise) is subject to certain forfeiture conditions set forth in the Plan which, in the event such conditions are determined to have occurred, may result in immediate forfeiture and cancellation of your outstanding Option Award or an obligation to repay the Company the total amount of award gain realized upon exercise of your Option Award. Also, the Company generally may deduct from and set off against any amounts the Company owes to you, including amounts payable in connection with this Option Award, such amounts you may owe to the Company.

Effect on Other Benefits
The Option Award is not intended to and shall not impact the coverage of or the amount of any other employee benefit plans in which you participate that are sponsored by the Company or any of its Subsidiaries or affiliates.

Award Confers No Rights to Continued Employment
In no event shall the granting of the Option Award or its acceptance by you, or any provision of the Award Notice or the Plan, give or be deemed to give you any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate your employment at any time.
Decisions of Board or Committee
The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option Award. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Option Award shall be final, binding and conclusive.
Successors
This Award Notice shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall acquire any rights hereunder in accordance with this Award Notice or the Plan.
Severability
The invalidity or unenforceability of any particular provision of this Award Notice shall not affect the other provisions hereof and this Award Notice shall be construed in all respects as if such invalid or unenforceable provision was omitted.
Governing Law
This Award Notice, the Option Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
Entire Agreement
This Award Notice and the Plan constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof, and except as provided herein, may not be modified adversely to your interest except by means of a writing signed by you and the Company.
Acceptance of Award
You are required to electronically accept this Award Notice within your stock plan account with the Company’s stock plan administrator according to the procedures then in effect. Your acceptance of this Award Notice constitutes acknowledgement of receipt of the Plan and this Option Award and consent to the terms of the Plan and this Award Notice as described in the Plan and this Award Notice.
Notices
All notices, requests or other communications provided for in this Award Notice shall be made, if to the Company, to Caterpillar Inc., Equity Compensation Administration, 100 N.E. Adams Street, Peoria, IL 61629-4440 (or, if applicable, to any updated address provided by the Company for such purposes), and if to you, to your last known mailing address on file with the Company’s stock plan administrator. All notices, requests or other communications provided for in this Award Notice shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.
Post-Employment Restrictions
Until 12 months following your termination of employment, you will not directly or indirectly, without the prior written consent of Caterpillar Inc., do any of the following:

i.
solicit any business competitive with any Company business from any person or entity who: (a) was a provider or customer to the Company within the 18 months before your termination of employment date and (b) with whom you had contact to further the Company’s business or for whom you performed services, or supervised the provision of services for, during your employment;

ii.	hire, employ, recruit or solicit any employee of or consultant to the Company who possesses confidential information of the Company;

iii.	induce or influence any employee, consultant, customer or provider to the Company to terminate his, her or its employment or other relationship with the Company;

iv.
engage or participate in, or in any way render services or assistance to, any business that competes, directly or indirectly, with any Company product or service that you participated in, engaged in, or had confidential information regarding, in any geographic territory over which you had responsibilities, during the 18 months before your termination of employment date; or

v.	assist anyone in any of the activities listed above.

For purposes of the preceding, “Company” also includes each and all of the Company’s parents, Subsidiaries, and affiliates. If you reside or work in the State of California, only subsection (ii) above is applicable to you.

If you engage in any of the activities listed in the preceding paragraph without the prior written consent of Caterpillar Inc. within the first 12 months following your termination of employment,

all of your unexercised NQSOs associated with the Option Award (whether vested or non-vested) shall expire immediately and all rights thereunder cease upon such termination.

Further Information
For more detailed information about the Plan, please refer to the Plan prospectus or the Plan itself. Copies of the prospectus and the Plan can be obtained from the Executive Compensation intranet website at Cat @work under the Compensation + Benefits tab. If you have any questions regarding your equity compensation under the Plan, please contact executivecompensation@cat.com.